RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

      Before you invest in our Class A common stock, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

WE HAVE ONLY A LIMITED OPERATING HISTORY, WE ARE INVOLVED IN A NEW AND UNPROVEN INDUSTRY AND WE HAVE DETERMINED TO FOCUS ON OUR CORE OUTSOURCED MESSAGING BUSINESS.

     We have only a limited operating history upon which you can evaluate our business and our prospects. We have offered a commercial email service since November 1996 under the name iName. We changed our company name to Mail.com, Inc. in January 1999. In February 2000, we acquired NetMoves Corporation, a provider of a variety of Internet document delivery services to businesses. In March 2000, we formed WORLD.com to develop and operate our domain name properties as independent Web sites. We recently announced our intention to focus exclusively on our outsourced messaging business and to sell all assets not related to this business. Our success will depend in part upon the development of a viable market for fee-based Internet messaging and collaboration services and outsourcing, our ability to compete successfully in those markets and our ability to successfully sell our non-core assets on favorable terms. For the reasons discussed in more detail below, there are substantial obstacles to our achieving and sustaining profitability.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND EXPECT TO INCUR SUBSTANTIAL LOSSES IN THE FUTURE.

     We have generated only limited revenues to date. We have not achieved profitability in any period, and we may not be able to achieve or sustain profitability. We incurred a net loss attributable to common stockholders of $143.7 million for the nine months ended September 30, 2000. We had an accumulated deficit of $221.3 million as of September 30, 2000. We expect to continue to incur substantial net losses and negative operating cash flow for the foreseeable future. We have begun and may continue to significantly increase our operating expenses in anticipation of future growth. We intend to expand our sales and marketing operations, upgrade and enhance our technology, continue our international expansion, and improve and expand our management information and other internal systems. We intend to continue to make strategic acquisitions and investments, which may result in significant amortization of goodwill and other expenses. We are making these expenditures in anticipation of higher revenues, but there will be a delay in realizing higher revenues even if we are successful. If we do not succeed in substantially increasing our revenues, our losses will continue indefinitely and will increase.

IF WE ARE UNABLE TO RAISE NECESSARY CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO FUND NECESSARY EXPENDITURES.

     We anticipate the need to raise additional capital in the future. However, we may not be able to raise on terms favorable to us, or at all, amounts necessary to fund our anticipated expenditures or future expansion, develop new or enhanced services, respond to competitive pressures, promote our brand name or acquire complementary businesses, technologies or services. Some of our stockholders have registration rights that could interfere with our ability to raise needed capital.

     If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interest. Moreover, we could issue preferred stock that has rights senior to those of the Class A common stock. If we raise funds by issuing debt, our lenders may place limitations on our operations, including our ability to pay dividends.

WE INTEND TO SELL ALL OF OUR ASSETS NOT RELATED TO OUR CORE OUTSOURCED MESSAGING BUSINESS BUT MAY EXPERIENCE DIFFICULTY COMPLETING ANY OR ALL OF SUCH SALES ON FAVORABLE TERMS OR AT ALL.

We recently announced our intention to sell all of our non-core assets, including our advertising network business, our Asia.com, Inc. and India.com, Inc. subsidiaries and our portfolio of Internet domain names. We cannot assure you that we will be able to sell all or any of these assets on favorable terms or at all. We also cannot assure you as to the timing or the terms and conditions of the sale of any of these assets or the form or amount of consideration (if any) that may be received. The realizable value of these assets may ultimately prove to be less than the carrying value currently reflected in our consolidated financial statements. Moreover, if the sales are not successfully completed, the market price of our common stock may decline to the extent that the current market price reflects a market assumption that such sales will be successfully completed. To the extent that we receive non-cash consideration in any of these sales, we may not be able to liquidate this consideration or otherwise turn it into cash for a period of time after we receive it or at all.

WE INTEND TO CONTINUE TO ACQUIRE, OR MAKE STRATEGIC INVESTMENTS IN, OTHER BUSINESSES AND ACQUIRE OR LICENSE TECHNOLOGY AND OTHER ASSETS AND WE MAY HAVE DIFFICULTY INTEGRATING THESE BUSINESSES OR GENERATING AN ACCEPTABLE RETURN.

     We have completed a number of acquisitions and strategic investments since our initial public offering. For example, we acquired NetMoves Corporation, a provider of a variety of Internet document delivery services to businesses, and The Allegro Group, Inc., a provider of email and email related services, such as virus blocking and content screening, to businesses. We also made two investments in 3Cube, Inc., a company specializing in Internet fax and other technology, and acquired TCOM, Inc., a software technology consulting firm, and Lansoft U.S.A., Inc., a provider of email management, e-commerce and Web hosting services to businesses. We also recently acquired technology related assets from IntraACTIVE, Inc. (now named Bantu, Inc.) and made a strategic investment in Bantu and committed to make additional investments in them. We will continue our efforts to acquire or make strategic investments in businesses and to acquire or license technology and other assets, and any of these acquisitions may be material to us. We cannot assure you that acquisition or licensing opportunities will continue to be available on terms acceptable to us or at all. Such acquisitions involve risks, including:

      -     inability to raise the required capital;

      -     difficulty in assimilating the acquired operations and personnel;

      -     inability to retain any acquired member or customer accounts;

      -     disruption of our ongoing business;

      - the need for additional capital to fund losses of acquired businesses;

      - inability to successfully incorporate acquired technology into our service offerings and maintain uniform standards, controls, procedures and policies; and

      -     lack of the necessary experience to enter new markets.

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     We may not successfully overcome problems encountered in connection with potential acquisitions. In addition, an acquisition could materially impair our operating results by diluting our stockholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

THE ISSUANCE OF OUR CONVERTIBLE SUBORDINATED NOTES SIGNIFICANTLY INCREASED OUR LEVERAGE.

     In January 2000, we issued $100 million of convertible subordinated notes due 2005. The sale of our convertible notes has increased our debt as a percentage of total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could (1) make it difficult for us to make payments on our convertible notes,
(2) make it difficult to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, (3) limit our flexibility in planning for, or reacting to changes in, our business, and (4) make us more vulnerable in the event of a downturn in our business.

WE MAY BE UNABLE TO PAY DEBT SERVICE ON OUR CONVERTIBLE NOTES AND OTHER OBLIGATIONS.

     We had an operating loss and negative cash flow during the nine months ended September 30, 2000 and 1999 and expect to incur substantial losses and negative cash flows for the foreseeable future. Accordingly, cash generated by our operations would have been insufficient to pay the amount of interest payable annually on our convertible notes. We cannot assure you that we will be able to pay interest and other amounts due on our convertible notes on the scheduled dates or at all. If our cash flow and cash balances are inadequate to meet our obligations, we could face substantial liquidity problems. We cannot assure you that our proposed sale of our non-core assets will not negatively impact our cash flow available to service the notes. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with any covenants in our indebtedness, we would be in default under these obligations, which would permit these lenders to accelerate the maturity of the obligations and could cause defaults under our indebtedness. Any such default could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to repay amounts due on our convertible notes if payment of the convertible notes were accelerated following the occurrence of an event of default under, or certain other events specified in, the indenture for the convertible notes, including any deemed sale of all or substantially all of our assets.

WEBMAIL AND INTERNET MESSAGING AND COLLABORATION SERVICES OUTSOURCING MAY NOT PROVE TO BE VIABLE BUSINESSES.

     We operate in an industry that is only beginning to develop. Our success will depend on the development of viable markets for the outsourcing of messaging and collaboration services to businesses, Web sites, ISPs and other organizations. Our success will also require the widespread acceptance by consumers of Webmail. For a number of reasons, each of these developments is somewhat speculative:

     There are significant obstacles to the development of a sizable market for Internet messaging and collaboration services outsourcing. Outsourcing is one of the principal methods by which we will attempt to reach the size we believe is necessary to be successful. Security and the reliability of the Internet, however, are likely to be of concern to Web sites, ISPs, schools, businesses and organizations deciding

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
whether to outsource their email or fax services or to continue to provide it themselves. These concerns are likely to be particularly strong at larger businesses, which are better able to afford the costs of maintaining their own systems. We provide a range of email and fax services to businesses and organizations. We currently generate revenues in the business market primarily from email service fees related to our email system connection services, email monitoring services and fax transmission services. While we intend to focus exclusively on our outsourced messaging services, we cannot be sure that we will be able to expand our business customer base, attract additional customers in other segments or acquire a sufficient base of customers for whom we would provide hosting and other outsourced services. In addition, the sales cycle for hosting services is lengthy and could delay our ability to generate revenues in the business email services market. As part of our business strategy, we plan to offer additional outsourced messaging and other services to existing customers. We cannot assure you that these customers will purchase these services or will purchase them at prices that we wish to charge. Furthermore, we may not be able to generate significant additional revenues by providing our outsourced email and collaboration services to businesses. Standards for pricing in the business email and collaboration services market are not yet well defined and some businesses, schools and other organizations may not be willing to pay the fees we wish to charge. We cannot assure you that the fees we intend to charge will be sufficient to offset the related costs of providing these services.

     Consumers may not be willing to use Webmail in large numbers. As a Web-based messaging service, Webmail is subject to the same concerns and shortcomings as the Internet itself. Concerns about the security of information carried over the Internet and stored on central computer systems could inhibit consumer acceptance of Webmail. Moreover, Webmail can only function as effectively as the Web itself. If traffic on the Web does not move quickly or Internet access is impeded, consumers are less likely to use Webmail. Consumers may also react negatively to the relatively new concept of an advertising supported email service. Our business will suffer if public perception of our service or of Webmail in general is unfavorable. Articles and reviews published in popular publications relating to computers and the Internet have a great deal of impact on public opinion within our markets, and an article or review unfavorable to Webmail or to our service specifically could slow or prevent broad market acceptance. Similarly, if employers in large numbers implement policies or software designed to restrict access to Webmail, Webmail is much less likely to gain popular acceptance.

     There are even greater uncertainties about our ability to successfully market premium Webmail services. Consumers have generally been very reluctant to pay for services provided over the Internet. In August 1999, we discontinued charging our members for virtually all of our premium domain names. Moreover, if our competitors choose to provide POP3 access, greater storage capacity or other services without charge or as part of a bundled offering, we may be forced to do the same.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH WOULD CAUSE OUR STOCK PRICE TO DECLINE.

     Although we intend to steadily increase our spending and investment to support our planned growth, our revenues (and some of our costs) will be much less predictable. This is likely to result in significant fluctuations in our quarterly results, and to limit the value of quarter-to-quarter comparisons. Because of our limited operating history, the emerging nature of our industry and our planned sale of our non-core assets, we anticipate that securities analysts will have difficulty in accurately forecasting our results. It is


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likely that our operating results in some quarters will be below market expectations. In this event, the price of our Class A common stock is likely to decline.

     The following are among the factors that could cause significant fluctuations in our operating results:

      - incurrence of other cash and non-cash accounting charges, including charges resulting from acquisitions;

      - system outages, delays in obtaining new equipment or problems with planned upgrades;

      -     disruption or impairment of the Internet;

      -     demand for outsourced messaging services;

      - attracting and retaining customers and maintaining customer satisfaction;

      -     introduction of new or enhanced services by us or our competitors;

      -     changes in our pricing policy or that of our competitors;

      - changes in governmental regulation of the Internet and messaging in particular; and

      -     general economic and market conditions.

Other such factors in our non-core businesses include:

      - incurrence of additional expenditures without receipt of offsetting revenues as a result of the development of our domain name properties;

      - delay or cancellation of even a small number of advertising contracts;

      - expiration or termination of partnerships with Web sites or ISPs, which can result from mergers or other strategic combinations as Internet businesses continue to consolidate; and

      - seasonality in the demand for advertising, or changes in our own advertising rates or advertising rates in general, both on and off the Internet.


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SEVERAL OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES, LONGER
OPERATING HISTORIES, LARGER CUSTOMER BASES AND BROADER PRODUCT OFFERINGS.

     Our business is, and we believe will continue to be, intensely competitive. In offering email services to businesses, schools and other organizations, we compete with MCI Mail, USA.NET, Critical Path and others. Our current and prospective competitors in the facsimile transmission services market generally fall into the following groups: telecommunication companies, such as AT&T, WorldCom, Sprint, the regional Bell operating companies and telecommunications resellers, ISPs, such as UUnet and NETCOM On-Line Communications Services, Inc., on-line services providers, such as Microsoft and America Online and direct fax delivery competitors, including Premiere Document Distribution (formerly Xpedite Systems, Inc.) and IDT Corporation. In offering outsourced Webmail services to Web sites and ISPs, we compete with email service providers such as USA.NET, Inc., Critical Path, Inc. and CommTouch Software, Ltd. In offering Webmail services directly to consumers, our and our partners' competitors include such large and established companies as Microsoft, America Online, Yahoo!, Excite@Home, Disney (which owns the GO Network) and Lycos. Microsoft offers free Webmail through its Hotmail Web site, and has dominant market share with over 40 million emailboxes according to Microsoft. See "Business - Competition."

     Some of our competitors provide a variety of Web-based services such as Internet access, browser software, homepage design and Web site hosting, in addition to email. The ability of these competitors to offer a broader suite of complementary services may give them a considerable advantage over us.

     The level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our service offerings, we expect to encounter increased competition in the development and delivery of these services. Further, some of our competitors may offer services for which we now charge our members at or below cost or for free. If our competitors choose to offer premium or other services at or below cost or for free, we may be forced to do the same for our comparable services. If this occurs, our ability to generate revenues from our subscription services would be materially impaired. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against our current or future competitors.


TO GENERATE INCREASED REVENUES FROM OUR CONSUMER SERVICES, WE WILL HAVE TO SUBSTANTIALLY INCREASE THE NUMBER OF OUR MEMBERS, WHICH WILL BE DIFFICULT TO ACCOMPLISH.

     To achieve our objective of generating revenues through our consumer email services, we will have to retain our existing members and acquire a large number of new members. We have relied upon strategic alliances with third party Web sites to attract the majority of our current members.

     We believe that our success in our consumer business will partially depend on our ability to maintain our current alliances and to enter into new ones with Web sites and ISPs on acceptable terms. We believe, however, that the opportunity to form alliances with third party Web sites that are capable of producing a substantial number of new members is diminishing. Many third party Web sites that we have identified as potential sources for significant quantities of new members already offer their visitors an email service

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
similar to ours. We cannot assure you that we will be able to enter into successful alliances with third party Web sites or ISPs on acceptable terms or at all.

OUR CONTRACTS WITH OUR WEB SITE AND ISP PARTNERS REQUIRE US TO INCUR SUBSTANTIAL EXPENSES.

     In nearly all cases our Web site and ISP partners do not pay us to provide our services. We bear the costs of providing our services. We currently generate revenues by selling subscription services to our members and by selling advertising space to advertisers who want to target these members. We pay the partner a share of the revenues we generate. In addition, a number of our contracts have required us to pay significant fees or to make minimum payments to the partner without regard to the revenues we realize. If we are unable to generate sufficient revenues at our partner sites, these fees and minimum payments can cause the partner's effective share of our revenues to approach or exceed 100%. We intend to reduce or eliminate the payment of these fees or minimum payments made without regard to the revenues realized. We cannot assure you that we will be able to renew partner contracts on the basis of reducing or eliminating these payments or if renewed that the revised terms of such contracts will be favorable to us.


THE FAILURE TO RENEW OUR PARTNER CONTRACTS, WHICH HAVE LIMITED TERMS, CAN RESULT IN THE LOSS OF MEMBERS AND IMPAIR OUR CREDIBILITY.

     Our partner contracts generally have one or two year terms. A partner can decide not to renew at the end of the term for a variety of reasons, including dissatisfaction with our service, a desire to switch to one of our outsourcing competitors, or a decision to provide email service themselves. Partners can also choose not to renew our contract because they have entered into a merger or other strategic relationship with another company that can provide email service. This last factor is becoming increasingly common in light of the consolidation taking place among Web sites, ISPs and other Internet-related businesses. For example, XOOM combined with Snap, which is jointly owned by CNET and NBC Multimedia, to create a new Internet services company named NBC Internet, Inc., or NBCi. XOOM offers a free email service at its xoom.com Web site. We cannot assure you that these partners will not seek to terminate their contractual relationships with us. A partner may also fail to renew our contract with it because we decide not to continue making payments to it without regard to the revenue that we generate from their site. The loss of a partner can be very disruptive for us for a number of reasons:

     We may lose a substantial number of members. When members register for our service at a partner's Web site, the default domain name members use for their email address is typically a domain name that is owned by the partner. As of September 30, 2000, we estimate that approximately 28% of our established emailboxes have email addresses at partner-owned domain names. Upon expiration, most partners can require us to relinquish existing members with addresses at partner-owned domain names. Even those members who have selected addresses using our domain names may find it more convenient to switch to whatever replacement email service may be available at the partner's site. The loss of members due to expiration or non-renewal of partner contracts may materially reduce our revenues. Moreover, as of September 30, 2000, we estimate that approximately 16% of our emailboxes established are at the email.com domain. If CNET and NBCi exercise their rights to terminate our agreement, which includes the right to terminate for convenience after May 13, 2001, we would be obligated to transfer the email.com domain name and related member information to them. If CNET and NBCi terminate for convenience,

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
they would be obligated to pay us the greater of $5.0 million or 120% of the fair market value of the email.com user data based on the projected economic benefit of the users and either return to us the shares that we issued to them for the establishment of emailboxes or pay us the then fair market value of these shares. If CNET and NBCi terminate for other reasons, the amount of compensation they must pay to us varies depending on the reason for termination. NBC Multimedia may elect to exercise similar rights relating to email.com emailboxes established through their sites under our agreement with them.

     Losing relationships with prominent partners can impair our credibility with other partners and with advertisers. We believe that partnerships with Web sites and ISPs that have prominent brand names help give us credibility with other partners and with advertisers. The loss of our better-known Web site and ISP partners could damage our reputation and adversely affect the advertising, direct marketing, e-commerce and subscription rates we charge.

BECAUSE WE ARE DEPENDENT ON A SMALL NUMBER OF PARTNER SITES FOR A SUBSTANTIAL PERCENTAGE OF OUR ANTICIPATED NEW MEMBERS, A DISRUPTION IN OUR RELATIONSHIP WITH ANY OF THESE PARTNERS OR A DECREASE IN TRAFFIC AT ANY OF THESE SITES COULD REDUCE OUR SUBSCRIPTION REVENUES AND ADVERTISING RELATED REVENUES.

     Most of our partner sites, including most of those with well-known brand names, do not generate significant numbers of new emailboxes. The following four partners accounted for 38% of our new emailboxes established in September 2000:

                                                              PERCENTAGE
                                                                OF NEW                DATE THAT OUR
                                                              E-MAILBOXES             CONTRACT WITH
                                                                  IN                   THE PARTNER
PARTNER                                                     SEPTEMBER 2000               EXPIRES
-------                                                     --------------           ----------------
Juno.................................................                   13%             December 2001
NBCi.................................................                    9%             *
iWon.................................................                    9%             Expired
EarthLink............................................                    7%             April 2001

     * NBCi may terminate its contracts for convenience after May 13, 2001.

     If any of the Web sites operated by these parties were to experience lower than anticipated traffic, or if our relationships with any of these parties were disrupted for any reason, our revenues could decrease and the growth of our business would be impeded. Lower than anticipated traffic could result in decreased advertising related revenues because those revenues are in part dependent on the number of members and the level of member usage. Our contract with iWon will not renew upon expiration.


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
OUR RAPID EXPANSION IS STRAINING OUR EXISTING RESOURCES, AND IF WE ARE NOT ABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS AND OPERATING RESULTS WILL SUFFER.

     We have aggressively expanded our operations in anticipation of an increasing number of strategic alliances and a corresponding increase in the number of members as well as development of our business customer base. We have entered into agreements with additional partners and have upgraded our email services. We have also developed the technology and infrastructure to offer a range of services in the business Internet messaging and collaboration services market. This expansion has placed, and we expect it to continue to place, a significant strain on our managerial, operational and financial resources. If we cannot manage our growth effectively, our business and operating results will suffer.

IT IS DIFFICULT TO RETAIN KEY PERSONNEL AND ATTRACT ADDITIONAL QUALIFIED EMPLOYEES IN OUR BUSINESS AND THE LOSS OF KEY PERSONNEL AND THE BURDEN OF ATTRACTING ADDITIONAL QUALIFIED EMPLOYEES MAY IMPEDE THE OPERATION AND GROWTH OF OUR BUSINESS AND CAUSE OUR REVENUES TO DECLINE.

     Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel, but they have no contractual obligation to remain with us. In particular, our success depends on the continued service of Gerald Gorman, our Chairman, Thomas Murawski, our Chief Executive Officer, Brad Schrader, our President, Debra McClister, our Executive Vice President and Chief Financial Officer, and Sam Kline, our Chief Operating Officer. The loss of the services of Messrs. Gorman, Murawski, Schrader or Kline or of Ms. McClister, or several other key employees, would impede the operation and growth of our business. The success of our non-core businesses depends on the continued services of Gary Millin, Chief Executive Officer of World.com, and Courtney Nichols, President of Mail.com Personal Communications Services.

     To manage our existing business and handle any future growth, we will have to attract, retain and motivate additional highly skilled employees. In particular, we will need to hire and retain qualified salespeople if we are to meet our sales goals. We will also need to hire and retain additional experienced and skilled technical personnel in order to meet the increasing technical demands of our expanding business. Competition for employees in Internet-related businesses is intense. We have in the past experienced, and expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. If we are unable to do so, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges.

OUR BUSINESS IS HEAVILY DEPENDENT ON TECHNOLOGY, INCLUDING TECHNOLOGY THAT HAS NOT YET BEEN PROVEN RELIABLE AT HIGH TRAFFIC LEVELS AND TECHNOLOGY THAT WE DO NOT CONTROL.

     The performance of our computer systems is critical to the quality of service we are able to provide to our members and to our business customers. If our services are unavailable or fail to perform to their satisfaction, they may cease using our service. Reduced use of our service decreases our revenues by decreasing the advertising space that we have available to sell. In addition, our agreements with several of our partners establish minimum performance standards. If we fail to meet these standards, our partners could terminate their relationships with us and assert claims for monetary damages.



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
WE NEED TO UPGRADE OUR COMPUTER SYSTEMS TO ACCOMMODATE INCREASES IN EMAIL AND FAX TRAFFIC AND TO ACCOMMODATE INCREASES IN THE USAGE OF OUR COLLABORATION SERVICES, BUT WE MAY NOT BE ABLE TO DO SO WHILE MAINTAINING OUR CURRENT LEVEL OF SERVICE, OR AT ALL.

     We must continue to expand and adapt our computer systems as the number of members and customers and the amount of information they wish to transmit increases and as their requirements change, and as we develop our business messaging and collaboration services. Because we have only been providing our services for a limited time, and because our computer systems have not been tested at greater capacities, we cannot guarantee the ability of our computer systems to connect and manage a substantially larger number of members or meet the needs of business customers at high transmission speeds. If we cannot provide the necessary service while maintaining expected performance, our business would suffer and our ability to generate revenues through our services would be impaired.

     The expansion and adaptation of our computer systems will require substantial financial, operational and managerial resources. We may not be able to accurately project the timing of increases in email traffic or other customer requirements. In addition, the very process of upgrading our computer systems is likely to cause service disruptions. This is because we will have to take various elements of the network out of service in order to install some upgrades.

OUR COMPUTER SYSTEMS MAY FAIL AND INTERRUPT OUR SERVICE.

     Our members and customers have in the past experienced interruptions in our services. We believe that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk emails that overload our system and other computer system failures. In particular, we have experienced outages and delays in email delivery and access to our email service related to disk failures, the implementation of changes to our computer system, insufficient storage capacity and other problems. These failures have resulted and may continue to result in significant disruptions to our service. Although we plan to install backup computers and implement procedures to reduce the impact of future malfunctions in these systems, the presence of these and other single points of failure in our network increases the risk of service interruptions. Some aspects of our computer systems are not redundant. These include our member database system and our email storage system, which stores emails and other data for our members. In addition, substantially all of our computer and communications systems relating to our email services are currently located in our primary data centers in Manhattan, Edison, New Jersey and Dayton, Ohio. We currently do not have alternate sites from which we could conduct operations in the event of a disaster. Our computer and communications hardware is vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. Our services would be suspended for a significant period of time if any of our primary data centers was severely damaged or destroyed. We might also lose stored emails and other member or customer files, causing significant member dissatisfaction and possibly giving rise to claims for monetary damages.

OUR SERVICES WILL BECOME LESS DESIRABLE OR OBSOLETE IF WE ARE UNABLE TO KEEP UP WITH THE RAPID CHANGES CHARACTERISTIC OF OUR BUSINESS.

     Our success will depend on our ability to enhance our existing services and to introduce new services in order to adapt to rapidly changing technologies, industry standards and customer demands. To compete successfully, we will have to accurately anticipate changes in business and consumer demand and add new


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
features to our services very rapidly. We also have to regularly upgrade our software to ensure that it remains compatible with the wide and changing variety of Web browsers and other software used by our members and business customers. For example, our system currently cannot properly receive files sent using some third party email programs. We may not be able to integrate the necessary technology into our computer systems on a timely basis or without degrading the performance of our existing services. We cannot be sure that, once integrated, new technology will function as expected. Delays in introducing effective new services could cause existing and potential members to forego use of our services and to use instead those of our competitors.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO PROVIDE ADEQUATE SECURITY FOR OUR SERVICE, OR IF OUR SERVICE IS IMPAIRED BY SECURITY MEASURES IMPOSED BY THIRD PARTIES.

     Security is a critical issue for any online service, and presents a number of challenges for us.

     If we are unable to maintain the security of our service, our reputation and our ability to attract and retain business customers and members may suffer, and we may be exposed to liability. Third parties may attempt to breach our security or that of our business customers whose networks we may maintain or for whom we provide services to or that of our members. If they are successful, they could obtain information that is sensitive or confidential to a business customer or otherwise disrupt a business customer's operations or obtain our members' confidential information, including our members' profiles, passwords, financial account information, credit card numbers, stored email or other personal information. Our business customers or members may assert claims for money damages for any breach in our security and any breach could harm our reputation.

     Our computers are vulnerable to computer viruses, physical or electronic break-ins and similar incursions, which could lead to interruptions, delays or loss of data. We expect to expend significant capital and other resources to license or create encryption and other technologies to protect against security breaches or to alleviate problems caused by any breach. Nevertheless, these measures may prove ineffective. Our failure to prevent security breaches may expose us to liability and may adversely affect our ability to attract and retain members and develop our business market.

     Security measures taken by others may interfere with the efficient operation of our service, which may harm our reputation, adversely impact our ability to attract and retain members and impede the delivery of advertisements from which we currently generate revenues. "Firewalls" and similar network security software employed by many ISPs, employers and schools can interfere with the operation of our Webmail service, including denying our members access to their email accounts. Similarly, in their efforts to filter out unsolicited bulk emails, Web sites, ISPs and other organizations may block email from all or some of our members.


OUR DEPENDENCE ON LICENSED TECHNOLOGY EXPOSES US TO THE RISK THAT WE MAY NOT BE ABLE TO INTEGRATE OUR TECHNOLOGY, WHICH MAY RESULT IN LESS DEVELOPMENT OF OUR OWN TECHNOLOGY AND MAY INCREASE OUR COSTS.

     We license a significant amount of technology from third parties, including technology related to our Web servers, email monitoring services, billing processes, database and Internet fax services. We anticipate that we will need to license additional technology to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. Third-party licenses expose us to increased risks, including risks relating to the integration of new technology, the diversion of resources from the development of our own proprietary technology, a greater need to generate revenues sufficient to offset associated license costs, and the possible termination of or failure to renew an important license by the third-party licensor.

IF THE INTERNET AND OTHER THIRD-PARTY NETWORKS ON WHICH WE DEPEND TO DELIVER OUR SERVICES BECOME INEFFECTIVE AS A MEANS OF TRANSMITTING DATA, THE BENEFITS OF OUR SERVICE MAY BE SEVERELY UNDERMINED.

     Our business depends on the effectiveness of the Internet as a means of transmitting data. The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing and transmitting data over the Internet. Any deterioration in the performance of the Internet as a whole could undermine the benefits of our services. Therefore, our success depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. We also depend on telecommunications network suppliers such as MFS, BBN Planet and UUNET to transmit and receive email messages on behalf of our members and our business customers. We are also affected by service outages at our partners' Web sites. If service at a partner's site is unavailable for a period of time, we will be unable to sign up new members and generate page views and revenue at that site during the outage.

GERALD GORMAN CONTROLS MAIL.COM AND WILL BE ABLE TO PREVENT A CHANGE OF CONTROL.

     Gerald Gorman, our Chairman, beneficially owned as of September 30, 2000 Class A and Class B common stock representing approximately 67.06% of the voting power of our outstanding common stock. Each share of Class B common stock entitles the holder to 10 votes on any matter submitted to the stockholders. As a result of his share ownership, Mr. Gorman will be able to determine the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our charter and approval of significant corporate transactions. Mr. Gorman will be in a position to prevent a change in control of Mail.com even if the other stockholders were in favor of the transaction.

     Mail.com and Mr. Gorman have agreed to permit our stockholders who formerly held our preferred stock to designate a total of three members of our board of directors.

     Our charter contains provisions that could deter or make more expensive a takeover of Mail.com. These provisions include the ability to issue "blank check" preferred stock without stockholder approval.

OUR GOAL OF BUILDING BRAND IDENTITY IS LIKELY TO BE DIFFICULT AND EXPENSIVE.

     We believe that a quality brand identity will be essential if we are to develop our business services market and increase membership traffic on our sites and revenues. We do not have experience with some of the types of marketing that we are currently using. If our marketing efforts cost more than anticipated or if we cannot increase our brand awareness, our losses will increase and our ability to succeed will be seriously impeded.


OUR EXPANSION INTO INTERNATIONAL MARKETS IS SUBJECT TO SIGNIFICANT RISKS AND OUR LOSSES MAY INCREASE AND OUR OPERATING RESULTS MAY SUFFER IF OUR REVENUES FROM INTERNATIONAL OPERATIONS DO NOT EXCEED THE COSTS OF THOSE OPERATIONS.

     We intend to continue to expand into international markets and to expend significant financial and managerial resources to do so. We have limited experience in international operations and may not be able to compete effectively in international markets. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our losses will increase and our operating results will suffer. We face significant risks inherent in conducting business internationally, such as:

      - uncertain demand in foreign markets for email outsourcing, Webmail advertising, direct marketing and e-commerce;

      - difficulties and costs of staffing and managing international operations;

      -     differing technology standards;

      - difficulties in collecting accounts receivable and longer collection periods; - economic instability and fluctuations in currency exchange rates and imposition of currency exchange controls;

      -     potentially adverse tax consequences;

      - regulatory limitations on the activities in which we can engage and foreign ownership limitations on our ability to hold an interest in entities through which we wish to conduct business, and

      - political instability, unexpected changes in regulatory requirements, and reduced protection for intellectual property rights in some countries.


REGULATION OF EMAIL AND INTERNET USE IS EVOLVING AND MAY ADVERSELY IMPACT OUR BUSINESS.

     There are currently few laws or regulations that specifically regulate activity on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 restricts the types of information and content transmitted over the Internet. Several telecommunications companies have petitioned the FCC to regulate ISPs and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

     Moreover, the extent to which existing laws relating to issues such as property ownership, pornography, libel and personal privacy are applicable to the Internet is uncertain. We could face liability for defamation, copyright, patent or trademark infringement and other claims based on the content of the email transmitted over our system. We do not and cannot screen all the content generated and received by our members. Some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. We may be subject to legal proceedings and damage claims if we are found to have violated laws relating to email content.

     We are subject to regulation by various state public service and public utility commissions and by various international regulatory authorities with respect to our fax services. We are licensed by the FCC as an authorized telecommunications company and are classified as a "non-dominant interexchange carrier." Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on us and to change its regulatory classification. There can be no assurance that the FCC will not change its regulatory classification or otherwise subject us to more burdensome regulatory requirements.

     On August 7, 1997, the FCC issued new rules which may significantly reduce the cost of international calls originating in the United States. Such rules are scheduled to be phased in over a five-year period starting on January 1, 1998. To the extent that these new regulations are implemented and result in reductions in the cost of international calls originating in the United States, we will face increased competition for our international fax services which may have a material adverse effect on our business, financial condition or results in operations.

     In connection with the deployment of Internet-capable nodes in countries throughout the world, we are required to satisfy a variety of foreign regulatory requirements. We intend to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues. There can be no assurance that we will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent us from installing Internet-capable facsimile nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on its business, operating results and financial condition.

     Our facsimile nodes and our faxLauncher service utilize encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. We have authority for the export of such encryption technology other than to Cuba, Iran, Iraq, Libya, North Korea, and Rwanda. Nevertheless, there can be no assurance that such authority will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit our ability to distribute our services outside of the United States or electronically. While we take precautions against unlawful exportation of our software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of our services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of our services, or new legislation or regulation could have a material adverse effect on our business, financial condition and results of operations.

     The legal structure and scope of operations of our subsidiaries in some foreign countries may be subject to restrictions which could result in severe limits to our ability to conduct business in these countries and this could have a material adverse effect on our financial position, results of operations and cash flows. We have formed WORLD.com, Inc. for the purpose of developing our portfolio of domain names, including Asia.com and India.com. In connection with the formation of Asia.com, Inc., we acquired eLong.com, Inc. which operates through its wholly-owned subsidiary the Web site www.elong.com in the Peoples Republic of China or the PRC. We have also announced that we intend to expand our Internet messaging business in international markets. To the extent that we develop and operate web sites or offer Internet messaging services in foreign countries, we will be subject to the laws and regulations of these countries. The laws and regulations relating to the Internet in many countries are evolving and in many cases are unclear as to their application. For example, in India, the PRC and other countries we may be subject to licensing requirements with respect to the Internet activities in which we propose to engage and we may also be subject to foreign ownership limitations or other approval requirements that preclude our ownership interests or limit our ownership interests to up to 49% of the entities through which we propose to conduct any regulated activities. If these limitations apply to our activities, including our activities conducted through our subsidiaries, our opportunities to generate revenue will be reduced, our ability to compete successfully in these markets will be adversely affected, our ability to raise capital in the private and public markets may be adversely affected and the value of our investments and acquisitions in these markets may decline. Moreover, to the extent we are limited in our ability to engage in certain activities or are required to contract for these services from a licensed or authorized third party, our costs of providing our services will increase and our ability to generate profits may be adversely affected.


OUR INTELLECTUAL PROPERTY RIGHTS ARE CRITICAL TO OUR SUCCESS, BUT MAY BE DIFFICULT TO PROTECT.

     We regard our copyrights, service marks, trademarks, trade secrets, domain names and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, members, strategic partners and others to protect our proprietary rights. Despite our precautions, unauthorized third parties may improperly obtain and use information that we regard as proprietary. Third parties may submit false registration data attempting to transfer key domain names to their control. Our failure to pay annual registration fees for key domain names may result in the loss of these domains to third parties. Third parties have challenged our rights to use some of our domain names, and we expect that they will continue to do so.

     The status of United States patent protection for software products is not well defined and will evolve as additional patents are granted. We do not know if our current or future patent applications will be issued with the scope of the claims we seek, if at all. Current United States law does not adequately protect our database of member contact and demographic information. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

     Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties have asserted and may in the future assert infringement claims against us. We cannot be certain that our services do not infringe issued patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services.

     We have been and may continue to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims related to the use of our domain names and claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Third parties have challenged our rights to register and use some of our domain names based on trademark principles and on the recently enacted Anticybersquatting Consumer Protection Act. As domain names become more valuable to businesses and other persons, we expect that third parties will continue to challenge some of our domain names and that the number of these challenges may increase. In addition, the existing or future laws of some countries, in particular countries in Europe, may limit or prohibit our ability to use in those countries or elsewhere some of our geographic names that contain the names of a city in those countries or the name of those countries. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business.

THE SUCCESS OF OUR GLOBAL OPERATIONS IS SUBJECT TO SPECIAL RISKS AND COSTS.

     We have begun, and intend to continue, to expand our operations outside of the United States. This international expansion will require significant management attention and financial resources. We face substantial risks in doing business globally, including unexpected changes in regulatory requirements, export restrictions, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and exchange rate controls, difficulties in enforcing contracts and potentially adverse consequences. In addition, as described elsewhere in this prospectus, governments in foreign jurisdictions may regulate the Internet or other online services in such areas as content, privacy, network security, encryption or distribution, which may also affect our ability to conduct business internationally.

A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK MAY COME ONTO THE MARKET IN THE FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock in the public market could cause the market price of our Class A common stock to decline. As of September 30, 2000, we had an aggregate of 61,616,196 shares of Class A and Class B common stock and options to purchase 14,512,529 and warrants to purchase 1,231,233 shares of Class A common stock outstanding. As of such date, approximately 52,657,495 shares of Class A common stock and Class B common stock were freely tradable, in some cases subject to the volume and manner of sale limitations contained in Rule 144. As of such date, approximately 8,958,701 shares of Class A common stock will become available for sale at various later dates upon the expiration of one-year holding periods or upon the expiration of any other applicable restrictions on resale. We are likely to issue large amounts of additional Class A common stock, which may also be sold and which could adversely affect the price of our stock.

     As of September 30, 2000 the holders of up to [XXXX] shares of Class A common stock, had the right, subject to various conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for ourselves or for other stockholders, including the shelf registration statement we are required to file with respect to our convertible notes. By exercising their registration rights and selling a large number of shares, these holders could cause the price of the Class A common stock to fall. An undetermined number of these shares have been sold publicly pursuant to Rule 144.

OUR STOCK PRICE HAS BEEN VOLATILE AND WE EXPECT THAT IT WILL CONTINUE TO BE VOLATILE.

     Our stock price has been volatile since our initial public offering and we expect that it will continue to be volatile. As discussed above, our financial results are difficult to predict and could fluctuate significantly. In addition, the market prices of securities of Internet-related companies have been highly volatile. A stock's price is often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. As a result of volatility in our stock price, a securities class action may be brought against us. Class-action litigation could result in substantial costs and divert our management's attention and resources.

WE INTEND TO SELL OUR ADVERTISING NETWORK BUSINESS. UNTIL A SALE OR OTHER DISPOSITION IS COMPLETED, THE FOLLOWING RISKS WILL CONTINUE TO APPLY TO THESE
OPERATIONS:

WE HAVE ONLY LIMITED INFORMATION ABOUT OUR MEMBERS AND THEIR USAGE, WHICH MAY LIMIT OUR POTENTIAL REVENUES.

     Our ability to generate revenue from advertising related sales is directly related to our members' activity levels and the quality of our demographic data. To be successful in our advertising network business, we will have to increase members' usage of our service. We are subject to several constraints that will limit our ability to maximize the value of our member base:

     We believe that most of our members do not use their emailboxes regularly, and many do not use them at all. We believe that a substantial majority of our members do not access their emailboxes regularly or at all. Moreover, we believe that many of our emailboxes that are accessed were first established during a recent period prior to access. We expect our proportion of active members to decrease as our total number of established emailboxes increases. On an ongoing basis, we believe that a significant number of members will cease using our service each month. We cannot assure you that we will be able to add enough new members to compensate for this anticipated loss of usage.

     We have only a limited ability to generate advertising revenues from forwarding and POP3 accounts, which represent a significant percentage of our emailboxes. Members who choose our forwarding service or subscribe to our POP3 service do not need to come to our partners' or our Web sites to access their email. Therefore, we do not deliver Web-based advertisements to these members. Forwarding and POP3 accounts represented approximately 23% of our total emailboxes as of September 30, 2000, and10% of the emailboxes that were established during September 2000. If a disproportionate percentage of members choose either of these options, it will adversely affect our ability to generate advertising related revenues.

     Our database contains inaccuracies that could reduce the value of our information. Although we attempt to collect basic demographic information about members at the time they establish their accounts, we do not verify the accuracy of this information. Moreover, even if the information is correct when we


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
receive it, members may move, change jobs or die without our knowledge. As a result, our database contains inaccuracies that could make our information less appealing to advertisers.

     We do not know how many members have established multiple emailboxes. Because we do not charge for our basic service, individuals can easily establish multiple emailboxes. This makes it impossible for us to determine the number of separate individuals registering for our service, which may reduce the advertising rates we can command.


EMAIL ADVERTISING MAY NOT PROVE TO BE VIABLE BUSINESSES.

     The email advertising industry is only beginning to develop. The success of our advertising network business will depend on the development of viable markets for email advertising. For a number of reasons, this development is somewhat speculative:

     The market for email advertising is only beginning to develop and the effectiveness of this form of advertising is unproven. Even if Webmail proves to be popular, we will still need large numbers of advertisers to purchase space on our Webmail service. We currently do not sell advertisements in connection with our business email services.

     Because we, and our competitors, have only recently begun to offer email advertising, our potential advertising customers have little or no experience with this medium. We do not yet have enough experience to demonstrate the effectiveness of this form of advertising. As a result, those customers willing to try email advertising are likely to allocate only a limited portion of their advertising budgets. If early customers do not find email advertising to be effective for promoting their products and services, the market for our products will be unlikely to develop. Prices for banner advertisements on the Internet have begun to fall, in part because of diminishing "click" or response rates. Advertisers are also requesting fewer "cost per thousand advertisements" pricing arrangements and more "cost per click" pricing, which could effectively lower advertising rates.

     There are currently no standards for measuring the effectiveness of Webmail advertising. Standard measurements may need to be developed to support and promote Webmail advertising as a significant advertising medium. Our advertising customers may refuse to accept our own measurements or third-party measurements of advertisement delivery, which would adversely affect our ability to generate advertising related revenues.

     Filtering software could prevent us from delivering advertising. Inexpensive software programs are available which limit or prevent the delivery of advertising to a user's computer. The widespread adoption of this software would seriously threaten the commercial viability of email advertising and our ability to generate advertising revenues.

THERE ARE SIGNIFICANT OBSTACLES TO OUR ABILITY TO INCREASE ADVERTISING REVENUES.

     Our success in our advertising network business will largely depend on our ability to substantially increase our advertising related revenues, which we currently generate only in connection with our consumer services. Several factors will make it very difficult for us to achieve this objective:

     Our contracts with our advertisers typically have terms of only one or two months, and we may be unable to renew these contracts. For the nine months ended September 30, 2000 and 1999, revenues from our five largest advertisers accounted for an aggregate of 8% and 36%, respectively, of our revenues. Our future success will depend upon our ability to retain these advertisers, to generate significant revenues from new advertisers and to reduce our reliance on any single advertiser. Our existing contracts with advertisers generally have terms of only one or two months and we may be unable to renew them. The loss of one of our major advertisers or our inability to attract new advertisers would cause our revenues to decline.

     We may not be able to sell as much advertising on a "cost per thousand" basis or to charge as much under this type of arrangement as we have in the past. To date, we have generated a significant portion of our advertising revenues on a "cost per thousand" basis. These agreements require the advertiser to pay us a fixed fee for every 1,000 advertisements that we deliver to our members. We believe that this type of agreement is the most effective for us, but we may not be able to charge as much for these agreements, or to continue to sell as much advertising on this basis, in the future.

     We face greater risks when selling advertising on a "cost per action" basis. The two types of "cost per action" contracts are "cost per click" and "cost per conversion." In cost per click contracts, an advertiser agrees to pay us a fee for each occasion on which a member "clicks" on the advertisement. Cost per conversion contracts provide that we receive a fee only when a member both "clicks" on the advertisement and proceeds to purchase an item, order a catalog or take some other step specified by the advertiser. In general, these arrangements do not yield as much revenue for us for each advertisement that we deliver to our members. Moreover, cost per conversion contracts present additional risks for us because we have no control over the advertiser's ability to convert a "click" into a sale or other action. We also must rely on the advertiser to report to us the number of conversions. These reports may not be accurate, and they may not be timely, both of which can adversely affect our revenues. Notwithstanding these risks, we may have to sell more of our advertising on a cost per click or cost per conversion basis in the future.

IF THE THIRD PARTY THAT WE DEPEND ON FOR THE ACTUAL DELIVERY OF THE ADVERTISEMENTS WE SELL EXPERIENCES TECHNICAL DIFFICULTIES OR OTHERWISE FAILS TO PERFORM, OUR REVENUES FROM ADVERTISING MAY BE ADVERSELY AFFECTED.

     We contract with DoubleClick, Inc. to deliver the advertisements that we sell and that appear on our Web pages and on the Web pages of our partners. If DoubleClick experiences technical difficulties or otherwise fails to perform, our revenues from advertising may be adversely affected. Furthermore, DoubleClick may not have the same priorities for technology development as we do and this may limit our ability to improve our delivery of advertising for our specific needs.

WE FACE INTENSE COMPETITION IN OUR NON-CORE BUSINESSES.

     The email advertising business is, and we believe will continue to be, intensely competitive. Some of our competitors are include large and established companies with more resources than us. We compete for advertisers with DoubleClick, 24/7 Media and other Internet advertising networks. We also compete for advertisers with other Internet publishers as well as traditional media such as television, radio, print and outdoor advertising. In addition, some competitors who have other sources of revenue do not, or in the future may not, place advertising on their Webmail pages. Consumers may prefer a service that does not include advertisements. Also, some of our competitors may offer advertisement-free email on a subscription basis or for free, which could adversely affect our ability to attract and retain members unless we do the same. We may not be able to compete successfully against our current or future competitors in the email advertising business.

     Also, our domain properties developed by WORLD.com compete with the major business and consumer portals and other providers of Internet services in the markets in which they operate.

WE INTEND TO SELL OUR ASIA.COM, INC. AND INDIA.COM, INC. SUBSIDIARIES AND OUR PORTFOLIO OF DOMAIN NAMES. UNTIL A SALE OR OTHER DISPOSITION IS COMPLETED, THE FOLLOWING SPECIAL RISKS WILL CONTINUE TO APPLY TO THESE OPERATIONS:

THE LIMITED INSTALLED PERSONAL COMPUTER BASE AND HIGH COST OF ACCESSING THE INTERNET IN CHINA AND INDIA LIMITS THE POOL OF POTENTIAL CUSTOMERS FOR ASIA.COM AND INDIA.COM.

     The market penetration rates of personal computers and on-line access in China and India are far lower than such rates in the United States. Alternate methods of obtaining access to the Internet, such as through cable television modems or set-top boxes for televisions, are currently unavailable in India and China. There can be no assurance that the number or penetration rate of personal computers in China and India will increase rapidly or at all or that alternate means of accessing the Internet will develop and become widely available in China and India.

     Our growth is limited by the cost to Chinese and Indian consumers of obtaining the hardware, software and communications links necessary to connect to the Internet in China and India. If the overall costs required to access the Internet do not significantly decrease, most of China's and India's population will not be able to afford to use our services. The failure of a significant number of additional Chinese and Indian consumers to obtain affordable access to the Internet would make it very difficult to execute our business plan.

     We believe that wireless access to the Internet through a variety of hand-held and other devices such as mobile phones will become increasingly important in Asia. Accordingly, our Asia.com subsidiary has made wireless Internet services for businesses an important part of its business focus. We cannot assure you that wireless access to the Internet will in fact develop and reach wide use and acceptance in Asia as we expect.

WE ARE RELYING ON ELECTRONIC COMMERCE AS A SIGNIFICANT PART OF WORLD.COM'S FUTURE REVENUE, BUT THE INTERNET HAS NOT YET BEEN PROVEN AS AN EFFECTIVE COMMERCE MEDIUM IN CHINA AND INDIA.

     WORLD.com's revenue growth depends in part on the increasing acceptance and use of electronic commerce in China and India. The Internet may not become a viable commercial marketplace in Asia for various reasons, many of which are beyond our control, including:

      -     inexperience with the Internet as a sales and distribution channel;

      - inadequate development of the necessary infrastructure to facilitate electronic commerce;

      - concerns about security, reliability, cost, ease of deployment, administration and quality of service associated with conducting business over the Internet; and

      - inexperience with credit card usage or with other means of electronic payment.


UNDERDEVELOPED TELECOMMUNICATIONS INFRASTRUCTURE AND UNCLEAR TELECOMMUNICATIONS REGULATIONS HAVE LIMITED AND MAY CONTINUE TO LIMIT THE GROWTH OF THE INTERNET MARKET IN CHINA AND INDIA.

     The telecommunications infrastructure in China and India is not well developed. The underdeveloped Internet infrastructure in China and India has limited the growth of Internet usage there. If the necessary Internet infrastructure is not developed, or is not developed on a timely basis, future growth of the Internet in China and India will be limited and our business could be harmed.

     On September 25, 2000, the Chinese government promulgated PRC Telecommunication Regulations ("Telecom Regulations"). The Telecom Regulations define two types of telecommunication business, basic telecommunication business and value-added telecommunication business. The Telecom Regulations also provide that the State Council will promulgate separate rules to regulate foreign entities' investment and operation of telecommunication business in China. We cannot predict the effect of the new laws and regulations to be promulgated by the State Council in this regard.

OUR ASIA.COM BUSINESS MAY BE ADVERSELY AFFECTED BY CHINESE GOVERNMENT REGULATION OF INTERNET COMPANIES.

     China has recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the Chinese Internet sector, the existence and enforcement of content restrictions on the Internet and the availability of securities offerings by companies operating in the Chinese Internet sector. There are substantial uncertainties regarding the proper interpretation of current and future Chinese Internet laws and regulations.

     Issues, risks and uncertainties relating to Chinese government regulation of the Chinese Internet sector include the following:

     A prohibition of foreign investment in businesses providing value-added telecommunication services, including computer information services or electronic mail box services, may be applied to Internet businesses such as ours. Some officials of the Chinese Ministry of Information and Industry, or MII, have taken the position that foreign investment in the Internet sector is prohibited.


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     The MII has also stated recently that it intends to adopt new laws or regulations governing foreign investment in the Chinese Internet sector in the near future. If these new laws or regulations forbid foreign investment in the Internet sector, our business in China will be severely impaired.

     On September 25, 2000, the Chinese government promulgated Administrative Measures on Internet Information Services ("Administrative Measures"). The Administrative Measures require commercial Internet information service providers to apply for an Internet information service value-added telecommunication business license from the telecommunication administration authority to be able to engage in Internet information service businesses and activities in China. The Administrative Measures also provide that any initial public offering and listing project or any equity or contractual joint venture project with foreign investors by a commercial Internet information service provider requires a prior consent from the central information industry authority. It remains uncertain what percentage will be allowed for foreign investment in the Internet information service business under existing laws and regulations. We operate our business in China through our subsidiaries, and are currently in the process of applying for an Internet information service value-added telecommunication business license. We cannot predict whether this application will be successful.

     Under the agreement reached in November 1999 between China and the United States concerning the United States' support of China's entry into the World Trade Organization, or WTO, foreign investment in Chinese Internet services will be liberalized to allow for 30% foreign ownership in key telecommunication services, including Chinese Internet ventures, for the first year after China's entry into the WTO (subject to certain geographic limitations), 49% in the second year (with expanded geographic coverage) and 50% thereafter (with no geographic limitations). The implementation of this agreement is subject to approval by the U.S. Congress, China's completion of bilateral negotiations with other WTO members, the multilateral negotiation of China's accession protocol with the WTO and the completion of China's own domestic procedures for accession. Within the United States, China's WTO accession faces opposition from trade unions, environmentalists and human rights organization.

     The MII has also stated recently that the activities of Internet content providers are also subject to regulation by various Chinese government authorities, depending on the specific activities conducted by the Internet content provider. Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities. The areas of regulation may include online advertising and online news reporting. In addition, the new laws and regulations may require various Chinese government approvals for securities offerings by companies engaged in the Internet sector in China.

     The interpretation and application of existing Chinese laws and regulations, the stated positions of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Chinese Internet businesses, including our Asia.com business.

     Accordingly, it is possible that the relevant Chinese authorities could, at any time, assert that any portion or all of Asia.com's existing or future ownership structure and businesses violates Chinese laws and regulations. It is also possible that the new laws or regulations governing the Chinese Internet sector that may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of

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Asia.com's current or proposed businesses and operations. In addition, these new laws and regulations may be retroactively applied to Asia.com.

     If Asia.com is found to be in violation of any existing or future Chinese laws or regulations, the relevant Chinese authorities would have broad discretion in dealing with such a violation, including, without limitation, the following:

      -     levying fines;

      -     revoking our business license;

      -     requiring us to restructure our ownership structure or operations;
            and

      - requiring us to discontinue any portion or all of our Internet business.

EVEN IF ASIA.COM COMPLIES WITH CHINESE GOVERNMENTAL REGULATIONS, THE CHINESE GOVERNMENT MAY PREVENT US FROM DISTRIBUTING, AND WE MAY BE SUBJECT TO LIABILITY FOR, CONTENT THAT IT BELIEVES IS INAPPROPRIATE.

     China has enacted regulations governing Internet access and the distribution of news and other information. Even if we comply with Chinese governmental regulations relating to licensing and foreign investment prohibitions, if the Chinese government takes any action to limit or prohibit the distribution of information through our network or to limit or regulate any current or future content or services available to users on our network, our Asia.com business would be harmed.

SOME OF OUR OPERATIONS ARE BASED IN INDIA, WHICH PRESENTS SPECIAL REGULATORY AND OTHER RISKS TO OUR BUSINESS.

     India has also recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding various Internet activities in India and the legality of foreign investment in the Indian Internet sector. There are substantial uncertainties regarding the proper interpretation of current and future Indian Internet laws and regulations. Issues, risks and uncertainties relating to Indian government regulation of the Indian Internet sector include risks similar to those in China, in particular with respect to limitations on foreign investment.

     The Indian government is attempting to liberalize this sector and has enacted or is currently considering enacting new legislation in that regard. For example, Press Note No. 7 (2000 series) dated July 14, 2000, permits 100% foreign investment in business-to-business e-commerce companies, subject to the condition that "such investing companies" divest 26% of their equity in favor of the Indian public in five years, if "these companies" are listed in other parts of the world. It remains unclear as to whether the referenced listing is of the Indian subsidiary or of the investor company. For retail e-commerce companies, 51% foreign equity investment is permitted. Press Note No. 8 (2000 series) dated August 29, 2000, removes the earlier restriction on automatic approvals in cases where a foreign investor had a previous or existing joint venture or technology transfer/trade mark agreements in the same or allied field in India for all proposals relating to information technology.


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     In the telecom sector, the present cap on foreign equity is 49% and a license is required to provide such services. However, the license required for ISPs has been waived until October 31, 2003. Also, in Press Note No. 9 (2000 series) dated September 8, 2000 the Indian government recently permitted 100% foreign direct investment in relation to certain activities including:

      - ISPs not providing gateways (applicable both for satellite and submarine cables);

      -     Infrastructure providers providing dark fiber (IP category 1);

      -     Electronic mail; and

      -     Voice mail.

     However, the above activities are still subject to the 26% divestment rule, certain security restrictions and other regulations.

     The government has also recently passed the Information Technology Act, 2000 which focuses on recognizing and regulating electronic transactions and records, affecting:

      -     authentication of digital records;

      -     legal recognition of electronic records and digital signatures;

      -     attribution, acknowledgment and dispatch of electronic records;

      -     secure electronic records and digital signatures; and

      -     regulation of certifying authorities.

     More legislation that is presently being discussed is a draft Information Communication and Entertainment Bill, 2000 ("ICE Bill") that would govern the rapid convergence of broadcasting, telecommunications and information technologies. The ICE Bill contemplates the establishment of a Communication Commission to license and regulate the provision of network facilities, network services, application services or content application services and ownership of wireless apparatus.

It is unclear how the ICE Bill, if enacted, or any of the legislation previously discussed, will affect India.com's business and operations. Further, political instability could halt or delay the liberalization of the Indian economy and adversely affect business and economic conditions in India generally and our business in particular. Although during the past decade, the government of India has pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector and further reforms are still expected under the current policy to promote the information technology and software industries, political uncertainty still exists and a significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our India.com business in particular.


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
PART II OTHER INFORMATION

ITEM 2: Changes in Securities and Use of Proceeds

RECENT SALES OF UNREGISTERED SECURITIES

         During the three months ended September 30, 2000, Mail.com issued Class A common stock to third parties in connection with business transactions or granted options to employees in reliance upon the exemption from registration pursuant to Section 4 (2) of the Securities Act of 1933 or Regulation S promulgated thereunder or otherwise not subject to registration in various transactions as follows:

         During the three months ended September 30, 2000, we issued 20,892 shares of Class A common stock to employees at a weighted average price of $6.90 per share representing the Company's matching contribution to its 401(k) plan.

         On July 1, 2000 we issued 15,302 shares of Class A common stock to an employee of an acquired company as part of a retainer agreement.

         On July 11, 2000, and September 8, 2000 we issued 92,593 shares and 444,444 shares, respectively, of Class A common stock to the shareholders of Bantu as part of a cost investment in that company.

         On July 25, 2000 we issued 102,215 shares and 364,431 shares of Class A common stock in connection with certain cost investments made.

         On July 26, we issued 13,750 shares of Class A common stock in connection with the purchase of an asset.

         On July 31, 2000, we issued 16,888 shares of Class A common stock as partial payment for software licenses.

         On August 1, 2000, we issued 20,917 shares of Class A common stock to a former employee for software.

         On August 17, 2000, we issued 278,638 shares of Class A common stock as partial payment for software licenses.

         During the three months ended September 30, 2000, we issued 710,195 shares of Class A common stock as part of the purchase price for certain acquisitions.



ITEM 6 Exhibits and Reports on Form 8-K


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
      The following exhibits are filed as part of this report:

      (4) Instruments defining the rights of security holders, including indentures

            (v) The Corporation hereby agrees to furnish to the Commission, upon request, a copy of any instruments defining the rights of security holders issued by Mail.com, Inc. or its subsidiaries.


      (27) Financial Data Schedule

Reports on Form 8-K - Mail.com, Inc. filed one report on Form 8-K during the three months ended September 30, 2000.

      - The report dated September 22, 2000 reported that an indirect wholly-owned subsidiary of Mail.com, Inc. completed a private placement of an aggregate of $14.2 million of its Series A convertible preferred stock to private investors.

      - The report dated October 27, 2000 reported that the Company retained SG Cowen to sell its advertising network business and that it will focus exclusively on its outsourced messaging business; that the Company had appointed Thomas Murawski as Chief Exective Officer and Brad Schrader as President of Mail.com, Inc.; and that, as a result of its decision to focus on its outsourced messaging business and its drive to profitability, it is streamlining the organization, taking advantage of lower cost areas and further integrating its technology and operational infrastructures, which will result in restructuring and rationalization charges of $8-10 million.

      - The report dated November 3, 2000 reported that the Company would seek to sell all of its non-core assets, including its Asia.com, Inc. and India.com, Inc. subsidiaries and its portfolio of domain names.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 10-Q to be signed on its behalf by the undersigned thereto duly authorized.

                                             Mail.Com, Inc.


                                             /s/ DEBRA MCCLISTER
                                             ----------------------------------
                                             Executive Vice President and
                                             Chief Financial Officer

November 14, 2000

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